Exhibit 99.3

FOR IMMEDIATE RELEASE

ACUSPHERE COMPLETES ENROLLMENT IN SECOND PHASE 3
CLINICAL TRIAL

Baltimore, MD, June 5, 2006 - Acusphere, Inc (Nasdaq: ACUS) today announced the completion of enrollment in the second of its two Phase 3 clinical trials, RAMP-2 (Real-time Assessment of Myocardial Perfusion-2), for the Company’s lead product candidate AI-700.  Separately today the Company announced results for the RAMP-1 clinical trial and an intellectual property license with GE Healthcare. AI-700 is an investigational ultrasound contrast agent designed to assess myocardial perfusion, or blood flow to the heart muscle. Currently there is no approved ultrasound contrast agent to assess myocardial perfusion.

The Company has closed the RAMP-2 clinical trial and, as required by the trial design, is now in the 30-day post-enrollment follow-up period for the most recent patients enrolled in this clinical trial. Once this follow-up period is completed and all patient angiography data are collected, an independent third-party clinical research organization, on behalf of the Company, will conduct quality control checks. These checks, which can take up to 90 days, are to ensure that all of the required information has been fully gathered and filed before locking the database. At that time, the data may be unblinded and made available to Acusphere. The Company anticipates making a public announcement regarding the RAMP-2 trial results in the fourth quarter of 2006.

“We believe that RAMP-2 is positioned for success. We know from the encouraging results of the RAMP-1 trial that AI-700 consistently produces good quality stress echo images that generate accuracy which is non-inferior to nuclear stress. In addition, the performance of AI-700 appears to be better in patients who have angiography as the truth standard and all of the patients in the RAMP-2 trial will receive angiography,” stated Sherri C. Oberg, President and CEO of Acusphere.

Oberg continued, “With RAMP-2 now closed, we look forward to the next steps on the path toward commercializing AI-700. The license agreement with GE Healthcare that we announced today reflects our confidence in the commercial prospects of AI-700 and a major step forward in paving the way toward that commercialization.”

The RAMP-2 trial was conducted in 11 locations, primarily in the U.S. and Europe. Approximately 450 patients have been enrolled in the RAMP-2 clinical trial.

About RAMP-2 Trial

Acusphere's Phase 3 trials for AI-700 are designed to demonstrate that stress echo with AI-700 is non-inferior to nuclear stress testing in the detection of coronary heart disease. The RAMP-2 trial has three primary endpoints, accuracy, sensitivity and specificity of AI-700-enhanced ultrasound compared with nuclear stress. All patients enrolled in this trial received a stress echo with AI-700. In addition, the majority of the patients in the trial also received a nuclear stress test and all patients in the trial received an angiography, which will be used as the truth standard in all patients in RAMP-2. In accordance with the design of these Phase 3 clinical trials, Acusphere is intentionally blinded to the efficacy data in the on-going trials.

About AI-700

AI-700 is an investigational ultrasound contrast agent in Phase 3 clinical development, designed to provide physicians with valuable information on myocardial perfusion. The Company is developing AI-700 to enable stress echo to assess myocardial perfusion and believes that ultrasound with AI-700 has the potential to be a cost effective and convenient method to screen for coronary heart disease. AI-700 was designed using Acusphere’s proprietary porous microsphere technology.  AI-700 is a dry powder consisting of small, porous microspheres filled with a perfluorocarbon gas.  These microspheres are made of a synthetic biodegradable polymer, called poly (D, L-lactide co-glycolide), or PLGA, that has been used in other drug delivery systems approved by the FDA.  The composition and structure of the microsphere, which contains a phospholipid, and the properties of the perfluorocarbon gases slow the rate at which the gas dissolves and prevent the microspheres from being quickly broken down inside the body.  Prior to use, these microspheres are mixed with sterile water. After creation of this suspension, they are injected into the body by a slow bolus intravenous injection prior to ultrasound imaging.  AI-700 was designed to be used with commercially available ultrasound equipment and established imaging techniques. AI-700 has been studied in more than 1000 patients to date.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology.  Acusphere's three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows the microspheres to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company's web site at www.acusphere.com. "Acusphere" is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, upcoming milestone timing and the commercial prospects for the Company’s product candidates. All such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere's Phase 3 clinical trials for AI-700 and uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results, limited time to date  for the Company to evaluate the details of the RAMP-1 clinical trial results , unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties associated with intellectual property, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company's commercial manufacturing facility in accordance with applicable regulatory requirements,, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q  for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Acusphere Inc. Contact: John F. Thero Sr. Vice President and CFO Stephen Schultz Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800